Exhibit 10.10

Vaccinex Director Compensation Program

Each non-employee Director of Vaccinex, Inc. shall receive the compensation set forth below for his or her service to the Corporation as a member of the Board of Directors (including service on Committees of the Board of Directors).

Annual Cash Compensation:	$35,000 cash retainer, payable in quarterly increments of $8,750 each. Directors shall have the option to elect to receive stock options in lieu of cash, provided that any such election is made in the calendar year prior to the year that the compensation is earned. Cash payments shall be made pro rata for any partial periods served.

Annual Equity Compensation:	$40,000 stock option grant, with: (a) the number of options granted to be calculated by dividing $40,000 by the value of an option to a share of the Corporation’s common stock determined using the Black-Scholes method (b) such options to have an exercise price equal to the market price of the Corporation’s stock at the close of business on the date of grant. All such options granted will (a) fully vest after one year subject to the eligible Director’s continuous service through each such vesting date, (b) have a 10 year term, and (c) remain exercisable for the lesser of 5 years following retirement or cessation of services or the remaining term of such option. Director equity compensation grants shall be made as soon as practicable following the date of the Corporation’s annual meeting.

Inducement Equity Awards:	Persons first becoming Directors after the effective date of the Plan shall, in addition to the Annual Cash Compensation set forth above and in lieu of the Annual Equity Compensation during the first year of service as a Director receive e receive a one-time $64,000 inducement stock option grant (such amount being equal to 1.6x the annual $40,000 annual stock option grant), with (a) the number of options granted to be calculated by dividing $64,000 by the value of an option to a share of the Corporation’s common stock determined using the Black-Scholes method; and, (b) such options to have an exercise price equal to the market price of the Corporation’s stock at the close of business on the date of grant. All options granted will (a) fully vest after one year, (b) have a 10 year term, and (c) remain exercisable for the lesser of 5 years following retirement or cessation of services or the remaining term of such option.

Committee Member and Committee Chair Service:	The Board will appoint three standing committees with membership as approved by the Board, the Audit Committee, the Compensation Committee, and the Nominating & Governance Committee. The Chairperson of each Committee will receive additional annual cash compensation as follows: (a) Audit Committee, $15,000; (b) Compensation Committee, $10,000; and (c) Nominating & Governance Committee, $7,500. No additional retainer will be paid for other committee service, but every attempt will be made to balance the associated work load, recognizing that the Chair of the Audit Committee carries a substantially increased work load and should not be required to provide additional committee service.

Effectiveness:	This Director Compensation Program shall become effective upon the closing of an initial public offering by the Corporation. Directors who join the Board of Directors subsequent to the effective date of this Plan shall receive a Director inducement equity award as set forth above in lieu of the regular Annual Equity Compensation for the first year. Directors who elect to receive annual cash awards in the form of stock options in lieu of cash must, under US law, make an election in the year preceding the year in which such compensation becomes payable. Accordingly, Directors who elect to receive stock options in lieu of cash retainer payments in 2018 shall earn and receive such compensation that would have otherwise been made in 2018 on the first trading day in 2019.

Equity Plan:	Annual equity awards under this Director Compensation Program shall be made under the Vaccinex, Inc. 2018 Omnibus Incentive Plan, or under such other plan as the Board of Directors may determine from time to time.

Modification:	This Director Compensation Program may be amended or otherwise modified by the Board of Directors of the Corporation from time to time in its discretion.